Exhibit 99.1

Universal American Corp.

Business Update Call

March 5, 2008

Operator:  Good day everyone, and welcome to the Universal American Business Update Call. At this time I would like to inform you that this conference is being recorded and that all participants are currently in a listen-only mode. I will now turn the conference over to Mr. Richard Barasch, Chairman and CEO. Please go ahead, sir.

Richard A. Barasch, Chairman and Chief Executive Officer

Good morning everyone. Thanks everyone for participating on this call in short notice. I’m here with Bob Waegelein, our CFO, who is going to read our Safe Harbor statement.

Robert A. Waegelein, CPA, Executive Vice President and Chief Financial Officer

Thanks, Richard. Matters discussed in this news release and oral statements made from time to time by representatives of Universal American may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal Security Laws. Although Universal American believes that the expectations reflected in any forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

Forward-looking information is subject to risks, trends and uncertainties that can cause actual results to differ materially from those projected. Many of these factors are beyond Universal American’s ability to control or predict. Important factors that may cause actual results to differ materially and could impact Universal American and the statements contained in this news release can be found in Universal American’s filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, current reports on Form 8-K, and annual reports on Form 10-K. For forward-looking statements in this news release, Universal American claims the protection of the Safe-Harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Universal American assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise. Thank you.

Richard A. Barasch, Chairman and Chief Executive Officer

Thanks Bob. On this morning’s call, I’m going to give context on the two issues that we addressed in our release, and discuss the settlement that we have reached with the sellers of MemberHealth, which we believe has fairly addressed these issues. The issues are complex, and we will do our best to address them as clearly as possible.

I’ll begin by giving you the highlights, and then I will go in to details.

First, we identified issues in MemberHealth’s 2008 Part D bid that result in significantly less revenue than we originally projected. This reduction in revenue has led us to revise our range of 2008 guidance.

In addition, we discovered that the first quarter 2007 financial statements from MemberHealth that were included in the proxy were incorrect and that pre-tax income was overstated by approximately $26 million for that reporting period.

Finally, we have reached a settlement with the sellers of MemberHealth that we believe is fair to Universal American and its shareholders.

Let me talk first about the first issue, which affects our 2008 guidance for our MemberHealth subsidiary.

As of now, our preliminary conclusion is that MemberHealth will generate between $60 and $75 million less net revenue than we had originally projected. The most important reason for this revision is that we’ve discovered a miscalculation in the risk scores that were used in the 2008 MemberHealth bids, which will lead to lower premium per member per month than we had originally projected. As a result, we are revising our earnings guidance to a range of $1.56 to $1.74 per share.

The reason our guidance didn’t go down by the full amount of the revenue reduction is because the obligation to enter into the CMS contract that we assumed as part of the MemberHealth acquisition contained a miscalculation of the risk scores that resulted in a below market margin in the 2008 bid. Since the terms of the obligation we assumed were not equivalent to market terms, we believe that the appropriate accounting for the portion of this shortfall that relates to this miscalculation is to report a liability for this that will be recognized as income during 2008. However, a portion of the revenue shortfall will still impact our earnings negatively. I recognize that this is a complex accounting issue and we are certainly happy to answer any questions that you have about this.

As to the second item:

As you recall our agreement to acquire MemberHealth was subject to approval by Universal American shareholders of the issuance of additional Universal American equity to the seller as part of the purchase price for MemberHealth and to a group of equity investors.

To that end we filed a proxy statement in July of 2007 requesting among other things that our shareholders approve the issuance of these securities.

We recently discovered that the first quarter 2007 financial statements included in the proxy were incorrect, and that pre-tax income was overstated by approximately $26 million for that reporting period. Consequently, the consolidated pro forma financial information in the proxy is similarly incorrect, and in the 8-K’s we are filing we are providing the corrected financial information.

We believe this issue was caused by a faulty calculation of the amount due to CMS under the risk corridor calculation. It is important to note that the company found this itself through our own internal review and has reported the discrepancy to CMS.

Conversations with the seller of MemberHealth have led to a fair settlement of the issues surrounding the merger agreement. Pursuant to this agreement, the sellers of MemberHealth will deliver to the company approximately 97 million of value in a mix of cash and stock. This agreement with the MemberHealth sellers was also joined by the private equity funds to help finance the MemberHealth acquisition.

Even though our proposed accounting treatment addresses a portion of the shortfall in 2008 revenue, it is most important that we still deal with the financial and business impact of the shortfall. We continue to believe in the long-term viability of our Part D business, but we need to modify parts of the MemberHealth business model to enhance profitability. We are starting with a base of more than 1.3 million members of MemberHealth and combine with the approximately 250,000 members who were retained from the Prescription Pathway program; we’re among the largest Part D plans in the country, and in fact the third largest.

Given our size and scale, and the success we have had with Prescription Pathways, we believe that we can achieve a competitive cost structure relative to our competition in the regional benchmarks. We’ve identified several specific areas that will help us meaningfully improve MemberHealth’s profitability. The two with the most immediate intangible impacts for 2009 are:

•                  modifying some of our network arrangements while maintaining the special relationship we have with independent pharmacies, and

•                  accelerating the expense synergy efforts that exist within Universal American’s organization.

New bids covering 2009 will be submitted in June of this year, and we have identified these issues in time to take appropriate action and reflect those actions in our 2009 bids.

And of course, we will take all necessary steps to address the weaknesses at MemberHealth that gave rise to these issues.

Before we close, I want to keep this issue as serious as it is in perspective:

•                  Our strategic business model has not fundamentally changed: Our goal is to be a leading provider of valuable health insurance product to Medicare eligible seniors. However, we do recognize that we are starting from a lower base of profitability.

•                  We are going to make money in our MemberHealth business this year although we expect to make less than originally anticipated.

•                  We continue to project that Universal American will make a substantial profit albeit lower than originally projected.

•                  Universal American is in excellent shape financially and operationally.

                •                  All of our statutory entities are well capitalized, and

                •                  Once the settlement has been effectuated, we will have more than $225 million in unregulated cash at our holding company.

•                  Our Board including directors designated by shareholders representing two-thirds of the outstanding shares of the company has been fully aware of and engaged in this matter and remains confident in the long-term prospects of the company.

•                  Finally, the company continues to have in place a $50 million share buyback program. Subject to the limitations of the securities law, the buyback program, and the shareholders agreements, the Board has consented to allowing the company, its directors and its affiliated investor groups at their respective discretions to purchase shares in the open market starting tomorrow morning. Our revised guidance does not assume the effect of any potential share repurchase by the company.

No one associated with Universal American is happy about this turn of events, for we are pleased to have been able to reach a fair settlement with the sellers on the key issues. This will permit us to focus all of our energy on building our business. We firmly believe that we have all the tools to enhance our performance.

I want you to know that I continue to be confident in our company, our employees, and our prospects for the future. I would like now to open up the floor to questions.

QUESTION AND ANSWER SECTION

Operator:  [Operator Instructions] And your first question comes from Josh Raskin with Lehman Brothers.

<Q – Joshua Raskin>: Thanks. Actually a couple of questions. First, is MemberHealth still accretive in 2008?

<A – Robert Waegelein>: Josh, we’re running through the final numbers based on our final settlement last night. At this time we have not determined whether or not it might not be accretive to the 2008 results.

<Q – Joshua Raskin>: Okay. That’s including obviously all of the acquisition-related financing cost?

<A – Robert Waegelein>: That’s correct.

<Q – Joshua Raskin>: Okay. Second question is in terms of the cancelled shares, I am just trying to figure out the settlement, and I think Richard used the word fair settlement to use that adjective numerous times, but just looking at the math, it looks like you are going to get back about 15% of the purchase price, I would argue maybe using a $17 stock price that might actually be inflated unless that cancellation is done on last night’s price you could help us with that. But you’re getting back 15 and you are losing earnings that are a multiple of that value, and so I’m just not sure how to think about the settlement and maybe you could talk about the process by which you came about that?

<A – Richard Barasch>: Right. Again, I need to sort of be a little bit discreet in talking about that. But the overall concept here, Josh, is that, we were being compensated for we thought was a fair reduction in the purchase price based on all the facts and circumstances surrounding the issues and the contracts that we entered into. From a pure business matter, I think the key issue to remember is that we will – each year is a new bidding year, and the issues that we are dealing with, we have a lot of confidence, Josh, that we can fix them.

<Q – Joshua Raskin>: Okay.

<A – Richard Barasch>: We see this as fundamentally a short-term problem.

<Q – Joshua Raskin>: Okay. I mean I was just a – so let me ask you sort of this way. What percentage of the 1.3 million MemberHealth lives do you think are actually profitable now based on their new risk scoring and your new analysis of the actual revenues for those members? And maybe what’s your expectation in terms of membership loss in 2009 based on that level of profitability?

<A – Richard Barasch>: I think it’s still a little early to go into the 2009 issues. I think in the aggregate, Josh, we feel that we’ve got the tools particularly on the cost side to bring the cost down to the point where we can create a competitive bid and a profitable business. And our best evidence of that is the other side of our house, Prescription Pathway, where we are able to do that.

<Q – Joshua Raskin>: I think I understand the strategic value of the PBM assets in the long-term value, but I guess my point is you are taking a run rate even, I was going to say earnings, but even revenue based that’s going to have to be in, was my understanding, it has to be a lot lower going forward. So, I guess I’m just trying to figure out, how to think about the long-term value of the membership that you acquired?

<A – Richard Barasch>: I think the best way to think about this – and I think the way we were thinking about this given the fact that each year has its own bidding dynamic is that whatever miscalculations remain for the 2008 bid, if you look forward, and again understanding that each year’s bid has its own dynamic, we believe that we’ve got the tools in place to reduce costs both on the cost of drug side and on the – on our general overhead side. Just keep in mind, we’ve just bought this company, we are just starting the process of bringing synergies to this company that we can reduce our cost in such a way that even with a bid that stays under the benchmark, we believe that we can make a good return on the business. And again, the reason I think we can safely make that sort of a prediction is that we’ve got another business in the house, where we do in fact have those dynamics.

<Q – Joshua Raskin>: All right, I understand that. And then just a last question, could you walk us through your due diligence process in the M&A? I mean, you guys have done a lot of deals over the years, and I know this one was sort of the biggest one you’ve done. But when you reviewed their bids and their risk scoring et cetera sort of, how did that go about and, maybe why wasn’t this caught in your diligence process?

<A – Richard Barasch>: You know again without – I will be frank with you, Josh, we’ve – since this issue has arisen, we’ve focused most of our attention on sizing it and dealing with it, and the due diligence issues are things that clearly we are going to have to attend to. But one pretty important piece of this is from the bid perspective is when we – when these bids were submitted, we were not one company, we were competitors.

<Q – Joshua Raskin>: Right, right. I think you guys had announced it in – announced the acquisition in May, and I am just curious, typically when you announce an acquisition the acquired – the target tends to open up their books, you get to take a look. So I understand that you weren’t doing the bidding for them, and I understand you are —?

<A – Richard Barasch>: It was our understanding that it was not appropriate for us that we had to bid separately.

<Q – Joshua Raskin>: Okay. And then I guess, even after the bids were submitted, you never got a chance to sort of review their processes?

<A – Richard Barasch>: Well, again without getting into detail, these are issues that we’re going to address as well.

<Q – Joshua Raskin>: Okay. All right.

Operator:  Your next question comes from Scott Fidel with Deutsche Bank. Sir, your line is open.

<Q – Scott Fidel>: Hello, can you hear me?

<A – Richard Barasch>: No, we can’t. Speak up, please.

<Q – Scott Fidel>: Sorry about that, I had a headphone issue. Could you size for us what the one-time positive accrual that you are expecting to book in 2008 for the 2007 change in earnings expectation is relating to this?

<A – Robert Waegelein>: Yeah, let me kind of walk-through how we’re accounting for this. As Richard indicated, we had a larger revenue reduction anticipation, and the guidance didn’t go down by that full amount, because the contract that we did get from MemberHealth and the acquisition was based on the miscalculation of risk scores that resulted in that below market margin. We estimate that that below market margin is roughly $0.24. So what we were able to do was put up a liability for that shortfall that related to that miscalculation as a liability under purchase GAAP, and we can take that liability into our income over 2008.

<Q – Scott Fidel>: Okay. And then would you expect that in terms of just thinking about the run rate earnings that – how should we think about that I guess flowing through into the underlying earnings or is that more just one-time issue in terms of thinking about potential ‘09 profitability levels?

<A – Robert Waegelein>: As Richard indicated, this was a part of our settlement that was allowing us to report this liability for the below market contract. We have the ability in our ‘09 bid to take that into account and appropriately bid for this business to recapture some of that error.

<Q – Scott Fidel>: Okay. And then just a second question and sort of following up on Joshua’s question in just – do you guys really – do you view that the 97 million in reimbursement for this issue is fully sufficient, because if you look at the overstatement that I guess works out to around 26 million in the first quarter pre-tax more around 17 million net, so it’s less than six times in terms of what they are reimbursing you for that and I guess just am I looking at this the right way or maybe it’s a good [inaudible]?

<A – Richard Barasch>: I think there’s a combination of things. Again, I just want to be careful about getting too deeply into how the negotiations went on this, but, again, first factor is that what we’ve said all along, and I think we’ve been very pretty clear on this is that Part D margins were going to decrease over time. Number two is that we consider this to be a problem that we can, to use the word “solve” is too strong, that we can deal with and improve our profitability starting in ‘09 and going forward. Again, we’ve got a very large base of membership. There is absolutely no reason we can’t take this membership and bring it to an acceptable level of profitability. And then there were the practical considerations of given the fact that we think it’s a fair settlement, the other alternative is protracted litigation, which I think would be – it is not easy and it’s something that the company would have wanted to have done unless we felt that it wasn’t being treated fairly in these negotiations.

<Q – Scott Fidel>: Okay. And then just a follow-up just around – are there any changes that you are planning in the management structure for the Part D business and just in terms of, any changes to any of the MemberHealth personnel that are involved in the business right now?

<A – Richard Barasch>: Again, we spent this last period of time dealing with the issues at hand, which is sizing the issue and negotiating a settlement with the sellers. We clearly have some issues to address to make sure that this doesn’t happen again.

<Q – Scott Fidel>: Okay, and then just two last quick questions. Bob, how should we think about the new share count guidance in terms of the reduction of shares? Should we just take that out of the average share count or do you have a new share count guidance for ‘08?

<A – Robert Waegelein>: What you should consider here is part of this settlement is being delivered in part cash and part stock. The stock portion is getting returned to us; the shares that are going to get returned and retired are a little over 2 million. The timing of the delivery of those shares is going to be such that you should take five-sixths or ten-twelfths into your denominator, so you can reduce your shares outstanding by 1.7 million shares. Again, we are not doing any guidance on any potential share repurchase program that might come to play in the upcoming days. And we can give guidance as to that as to the success of our buybacks.

<Q – Scott Fidel>: Okay, and then just one last question. Just thinking about the consolidated pre-tax margin view now for 2008, you gave us the impact to revenue. I guess, inclusive of this piece that you are going to book in ‘08 relative to ‘07, how should we think about the, consolidated pre-tax margin for Part D now?

<A – Robert Waegelein>: We’ll come out with revised guidance, but it should go down to the 4 to 5% level.

<Q – Scott Fidel>: Okay. Okay, thank you.

Operator:  Your next question comes from Carl McDonald with Oppenheimer.

<Q – Carl McDonald>: Hi, good morning. Thank you. Just going back to the accounting treatments, let me try and understand. If I’m getting it correctly, what you were saying is the guidance that you gave on the 19th maybe down by $0.38 or so related to the bidding issue or the risk assessment issue for [inaudible]. But that’s being offset by $0.24 related to accounting treatment that you’re using to get to the net reduction?

<A – Robert Waegelein>: That would be about right, yes.

<Q – Carl McDonald>: Okay. And then the second question is, could you just remind us of the details of, particularly for the larger investors what their status has been. Is it right to say that they have been unable to purchase stock, [inaudible] the financing went through, what were some of the details and what will change tomorrow?

<A – Richard Barasch>: I’m sorry, could you clarify the question?

<Q – Carl McDonald>: Sure. You made the comment that starting March 6th, some of the large investors will be able to buy the stock if they choose?

<A – Richard Barasch>: Yes, yes.

<Q – Carl McDonald>: And if you could just remind us what the status has been up till this?

<A – Richard Barasch>: Well, to this point, I do not believe that anyone has bought stock. The company began very, very modestly to start its stock buyback program. I think it’s bought a total of 40,000 shares.

<A – Robert Waegelein>: 40,000 shares.

<A – Richard Barasch>: So, the only thing that’s happened to this point is the acquisition of 40,000 shares.

<Q – Carl McDonald>: Okay. And for the external investors, some risk takers that were involved in the initial deal process and the financing for MemberHealth, have they been prevented from buying stock up to this point and that will change tomorrow?

<A – Richard Barasch>: No, to the best of our – no they haven’t and they’d have to file.

<A – Robert Waegelein>: Right, we would have reported their activity on Form 4s, we not – we hadn’t had the need to file any of that, any future activity we’ll be filing Form 4s to report those transactions.

<A – Richard Barasch>: Because every one of those funds has representation on the Board.

<Q – Carl McDonald>: Great and so my question is, have they been prevented from being able to buy stock up to this point and that will change tomorrow, or they’ve been able to buy stock and they just have chosen not to?

<A – Richard Barasch>: I think they’ve had the ability to buy stock through the terms of our agreements. They have the ability to buy certain amounts of stock but have not done so to this point.

<A – Robert Waegelein>: But they also had followed blackout provisions of the company.

<A – Richard Barasch>: Yeah, yeah. They have to do whatever, subject to normal insider-type rules.

<Q – Carl McDonald>: The last question is just on the expense side, particularly in terms of the drug purchasing cost. Maybe you could walk-through how you purchase drugs on the Prescription Pathway side of the business... [inaudible] [inaudible].

<A – Richard Barasch>: As everyone knows we’ve had a relationship with CVS Caremark, and it’s been a great relationship and one of the best parts about that relationship is the amount we’ve learned about how to deal on the cost side of the business.

<Q – Carl McDonald>: But I think the obvious question would be how much of a benefit did you get from CVS’ buying power that you may not have going forward given [inaudible]?

<A – Richard Barasch>: I think that’s a legitimate question. Again that’s why I keep stressing the number of our lines because I think we bring a fairly significant amount of buying power consolidated together, and my belief is that we will do well. To say we will do as well as where we were, it’s impossible to make that prediction, but again I think just our sheer size will allow us to become very competitive.

<Q – Carl McDonald>: Thank you.

Operator:  Your next question comes from Matthew Borsch with Goldman Sachs.

<Q – Matthew Borsch>: Hi, yeah, just a follow-up question. You mentioned the sort of 4 to 5% range on the pre-tax margin for Part D in 2008, and that’s including all of your business presumably, both the MemberHealth and what you had previously, correct me if am wrong there. But so, as we think about that, can you give us any sense for what you think you can do in terms of improving that margin if you go into 2009. I’m trying to ask this question, I know you don’t want to get into certainly ‘09 guidance, but on the other hand, it is going to be very important for people to understand what the potential earnings power of the company here is, and you know trying to value the stock and —

<A – Richard Barasch>: I think, look, you are asking a fair question and we have to give you the best answer we can give you. And again, what we’ve said all along is that Part D margins were going to come down. We clearly knew we had good margins for Prescription Pathway and MemberHealth, even with these changes had good margins for the first couple of years. So, we always knew we were going to be moving more into this sort of mid-single digit range, you know, from sort of the high-single digits, and even higher in Prescription Pathway. So I think that this is, again, I am not at all making light of this, but I think we end up in the same fundamental place because of the fundamental metrics of the business, the way the business is or just be coming out it from a different direction.

<Q – Matthew Borsch>: You mean much more suddenly?

<A – Richard Barasch>: And suddenly, and I don’t mean to make light of this.

<Q – Matthew Borsch>: No sure.

<A – Richard Barasch>: That’s fundamentally what is going on.

<Q – Matthew Borsch>: Okay. And just one last question here on the 225 million in unregulated cash that you’ve got, 50 million for share buyback reauthorized. What would you contemplate in terms of how much free cash you want to continue to hold with the parent versus potentially other uses for –?

<A – Richard Barasch>: This is one of the decisions that you get to make on a constant basis. We thought that 50 million was the right size of the share buyback given where we were. Actually, we went up this process with even more cash in our company. There are, any number of ways that we can use this cash, but in an environment like we’ve got right now, I think it is not imprudent to think about holding some capital.

<Q – Matthew Borsch>: Okay. Thank you.

Operator:  [Operator Instructions]. Your next question comes from Jukka Lipponen with KBW.

<Q – Jukka Lipponen>: Good morning. Most of my questions actually have been answered. What was the net revenue reduction –?

<A – Richard Barasch>: I’m sorry; you have to speak up a bit.

<Q – Jukka Lipponen>: Can you hear me now?

<A – Richard Barasch>: Yes, one more – one more notch higher, please.

<Q – Jukka Lipponen>: What was the net revenue reduction number?

<A – Robert Waegelein>: The gross is as Richard indicated 60 to 75 range; the accounting liability effect will be $40 million, so the net range will be 20 to 35 million.

<Q – Jukka Lipponen>: And how did you find this error now as opposed to like by the time when you provided guidance?

<A – Richard Barasch>: You got it – clearly, you know we gave guidance, we did not know about the revenue issues inside of MemberHealth. And clearly we would not have given guidance had we known that so, I think that should be pretty self-evident, I think we’ve taken the appropriate steps as we have seen the issues to deal with them.

<Q – Jukka Lipponen>: But what was the process, how did this —?

<A – Richard Barasch>: Again, I want to – I understand your desire to ask this question, but we’ve spent the last period of time focusing on what the issues were, and how we think we can solve them. We clearly have to reflective about what happened, mostly from a perspective make sure it never happens again.

Operator:  There are no further questions. I’ll now turn the conference back to management.

Richard A. Barasch, Chairman and Chief Executive Officer

Thank you very much everyone for participating in this conference call. As always Bob and I will be available to answer any of your questions. I appreciate your time this morning.

Operator:  Ladies and gentlemen this concludes our conference for today. Thank you all for participating and have a nice day. All parties may now disconnect.